News Release from . . .

  MOHAVE GENERATING STATION

       SOUTHERN CALIFORNIA EDISON*LOS ANGELES DEPARTMENT OF WATER & POWER
                         NEVADA POWER*SALT RIVER PROJECT

FOR IMMEDIATE RELEASE

                Edison Contacts: Clarence Brown/Steve Hansen, (626) 302-2255
                                   LADWP Contact: Eric Tharp, (213) 367-0387
                        Nevada Power Contact: Faye Andersen,  (775) 834-4822
                                SRP Contact: Scott Harelson,  (602) 236-3021

NOTE TO EDITORS--This press release as well as a series of fact sheets and downloadable photos of the Mohave plant and the proposed emission control facilities are available on Edison's media website: www.edisonnews.com.

                     Mohave Plant Owners, Environmentalists
                      Reach Agreement on Pollution Controls
         Under settlement terms, Mohave Generating Station will install equipment by Jan. 1, 2006 to reduce emissions by at least 85%.

     LAUGHLIN, Nev., Oct. 6, 1999--The owners of the Mohave Generating Station and three environmental groups announced today a settlement to a federal lawsuit that would accelerate by three years the planned installation of additional air emission controls on the 1,580-MW, coal-fired power plant located here.

     The signed agreement is subject to final approval by the U.S. District Court in Las Vegas. Under the terms of the agreement, the plant owners will install a sulfur-dioxide scrubber and a fabric filter "baghouse" by Jan. 1, 2006 as opposed to Dec. 31, 2008, as initially proposed by the owners.

     The scrubber must remove at least 85% of the sulfur dioxide from the plant's air emissions, while the filtering system is expected to eliminate 99% of the visible particles from the plant's airborne releases. Capital costs are estimated at $300 million.

     "The agreement creates a win-win solution for all sides," said Bob Wyman, attorney for the owners. "All of the major stakeholders associated with these negotiations will benefit from additional measures to protect air quality in the desert areas of Arizona, Nevada and California, all the way to the Grand Canyon."

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MOHAVE SETTLEMENT ANNOUNCEMENT
Page 2 of 2

         While the long-term future of the plant will depend on the emerging deregulated electricity markets and other plant costs, the settlement was structured to provide the greatest chance for the plant to remain economically viable. This was an important concern to the parties, who recognize the economic needs of the local communities and the Hopi Tribe and Navajo Nation, for whom hundreds of jobs and millions of dollars in taxes, royalties and other contributions are at stake.

     The coal that fuels the Mohave plant comes from a mine on land jointly owned and controlled by these tribes. In addition to the nearly 280 jobs generated by the mine, the millions of dollars paid in royalties to the tribes help fund a number of local health, education and welfare programs.

     The environmental lawsuit was filed in early 1998 by the Grand Canyon Trust, the Sierra Club and the National Parks and Conservation Association. It alleged that plant operations were in violation of federal and state air quality regulations. As part of the settlement, the defendants do not admit to these violations.

     Last December, the plant owners committed to place additional emission control devices on the plant to augment and enhance existing devices and to further reduce any limited contribution the plant may be making to visibility impairment in the Grand Canyon. The major parties involved in today's settlement have been able to strengthen this original commitment and address the concerns of the environmental lawsuit.

     "We're very pleased to be able to settle this issue through negotiations, rather than costly, extended litigation," Wyman said. "The key settlement terms are aligned with the owners' ongoing commitment to enhance Mohave's environmental performance and build on its solid regulatory compliance record."

     The plant's owners are Southern California Edison (56% majority owner and operator); Los Angeles Department of Water & Power (20%); Nevada Power (14%); and the Salt River Project (10%).

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